Exhibit 99.1

CME Group Completes Acquisition of NEX, Creating a Leading Global Markets Company Across Futures, Cash and OTC

CHICAGO and LONDON, Nov. 2, 2018 – CME Group Inc. (Nasdaq: CME) today announced that it has completed its acquisition of NEX Group plc (NXG.L). The combined company will enable clients worldwide to trade futures, cash and over-the-counter (OTC) markets, optimize portfolios and analyze data to efficiently manage risk and capture opportunities.

CME Group will retire the NEX name and brand but will continue to operate its individual Markets and Optimisation businesses as sub-brands including BrokerTec, EBS, Traiana and TriOptima. Corporate headquarters will remain in Chicago, with London continuing to serve as CME Group’s European headquarters.

CME Group will use its technology, futures trading and product development expertise to strengthen and scale NEX businesses, while preserving their existing market structures. The combined company’s leading electronic FX and fixed income platforms will deliver new trading opportunities and simplify access by reducing the number of touchpoints to trade across platforms. In addition, the combined company’s post-trade services expertise will strengthen its compression, reconciliation and processing businesses.

“We are extremely pleased to complete this acquisition and welcome NEX into CME Group,” said CME Group Chairman and Chief Executive Officer Terry Duffy. “By combining the strengths of our two leading organizations, CME Group is uniquely positioned to address the changing needs of market participants worldwide. Together, we will provide efficient access to futures, cash and OTC markets, as well as post-trade services and data offerings that will further support cost-effective trading and risk management.”

“Michael Spencer and his team have built NEX into a world-class company. Our combined organization will preserve the existing market structure of our various businesses while also creating efficiencies and streamlining technology for our clients. With a significantly expanded global footprint, we are committed to ensuring a smooth transition for all customers and partners going forward.”

“Today NEX becomes part of the world’s leading exchange group,” said Michael Spencer. “Together we will continue to innovate and deliver industry-leading technology to our customers and help to drive the continued development of the financial markets. I am excited about the future for this combined group and the many new opportunities that it will provide for our employees, customers and the wider marketplace. I look forward to working with Terry, the CME Group Board of Directors and the combined team from both CME and NEX as we shape and grow the company.”

As previously announced, today Spencer has joined the CME Group Board of Directors and will remain with the combined company as a Special Adviser, working with key clients, regulators and officials in EMEA and Asia.

The acquisition is expected to be immediately accretive to adjusted cash earnings per share and creates a company with pro forma 2017 annual revenue of $4.3 billion. CME Group will begin integrating NEX business operations and anticipates run-rate cost synergies of $200 million annually by the end of 2021.

About CME Group

As the world’s leading and most diverse derivatives marketplace, CME Group (www.cmegroup.com) enables clients to trade futures, cash and OTC markets, optimize portfolios, and analyze data – empowering market participants worldwide to efficiently manage risk and capture opportunities. CME Group exchanges offer the widest range of global benchmark products across all major asset classes based on interest rates, equity indexes, foreign exchange, energy, agricultural products and metals. The company offers futures trading through the CME Globex® platform, fixed income trading via BrokerTec and foreign exchange trading on the EBS platform. In addition, it operates one of the world’s leading central counterparty clearing providers, CME Clearing. With a range of pre- and post-trade products and services underpinning the entire lifecycle of a trade, CME Group also offers optimization services through TriOptima, and trade processing and reconciliation services through Traiana.

CME Group, the Globe logo, CME, Chicago Mercantile Exchange, Globex, and, E-mini are trademarks of Chicago Mercantile Exchange Inc. CBOT, Chicago Board of Trade, KCBT and Kansas City Board of Trade are trademarks of Board of Trade of the City of Chicago, Inc. NYMEX, New York Mercantile Exchange and ClearPort are trademarks of New York Mercantile Exchange, Inc. COMEX is a trademark of Commodity Exchange, Inc. BrokerTec, EBS, TriOptima, and Traiana are trademarks of BrokerTec Europe LTD, EBS Group LTD, TriOptima AB, and Traiana, Inc., respectively. Dow Jones, Dow Jones Industrial Average, S&P 500 and S&P are service and/or trademarks of Dow Jones Trademark Holdings LLC, Standard & Poor’s Financial Services LLC and S&P/Dow Jones Indices LLC, as the case may be, and have been licensed for use by Chicago Mercantile Exchange Inc. All other trademarks are the property of their respective owners.

Forward looking statements

This Press Release contains certain forward-looking statements with respect to CME Group, NEX and combined company. These forward-looking statements can be identified by the fact that they do not relate only to historical or current facts. Forward-looking statements often use words such as “anticipate”, “target”, “expect”, “estimate”, “intend”, “plan”, “goal”, “believe”, “aim”, “will”, “may”, “would”, “could” or “should” or other words of similar meaning or the negative thereof. Forward-looking statements include statements relating to the following: (i) future capital expenditures, expenses, revenues, economic performance, synergies, financial conditions, market growth, dividend policy, losses and future prospects; (ii) business and management strategies and the expansion and growth of the operations of the CME Group or NEX; and (iii) the effects of government regulation on the business of the CME Group or NEX.

These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of CME Group, NEX, or the combined company to be materially different from any results, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements are based on numerous assumptions regarding the present and future business strategies of CME Group, NEX or the combined company and the environment in which each will operate in the future. These forward-looking statements are based largely on the expectations of CME Group and NEX and are subject to a number of risks and uncertainties. These include, but are not limited to, the ability to achieve the expected cost savings, synergies and other expected strategic benefits from the transaction within the time frames indicated; the integration of NEX with CME Group’s operations may not be successful or may be delayed or may be more costly than expected; general industry and market conditions; general domestic and international economic conditions; and governmental laws and regulations affecting domestic and foreign operations.

All subsequent oral or written forward-looking statements attributable to CME Group, NEX, the combined company or any persons acting on their behalf are expressly qualified in their entirety by the cautionary statement above. Neither CME Group nor NEX undertakes any obligation to update publicly or revise forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent legally required.

The form 10-K of CME Group for the year ended December 31, 2017 contains additional information regarding forward-looking statements with respect to CME Group.

Contacts:

John Peschier, Investor Relations +1 312 930 8491

Donal McCarthy, Media Relation +44 203 379 3799

Bryony Bushnell, Media Relations +44 207 818 9689

Laurie Bischel, Media Relations +1 312 648 8698

CME-G

# # #